CODE OF ETHICS

All employees and representatives of P/E Global LLC (the “Company”) should conduct themselves with integrity and act in an ethical manner in dealings with the public, Clients, customers, fellow employees and the firm. Conduct should reflect positively on the Company and on each person who has, or who will in the future work at the firm. The requirements set forth in this Code of Ethics are also intended to fulfill the Company’s obligations under CFTC, NFA and SEC dictates and the Federal Securities Laws including without limitation Rule 204A-1 promulgated under the Adviser’s Act and Rule 17j-1 promulgated under the Investment Company Act.

Each employee should take pride in his or her work, striving at all times for accuracy, clarity and professionalism.

I.	Compliance with Governing Laws and Regulations
	A.	Employees shall maintain knowledge of and shall comply with all applicable laws, rules and regulation of any government, governmental agency and regulatory organization governing his or her professional, financial, or business activities, with particular attention to CFTC, NFA and SEC dictates and the Federal Securities Laws.
	B.	Employees shall not knowingly participate in, or assist, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing his or her professional, financial, or business activities.
	C.	Employees shall not take any action based on Client or firm confidential information.
II.	Investment Recommendations and Actions
	A.	Only NFA Associated Persons with at least two years of experience may make investment recommendations for Client portfolios.
	B.	An employee shall make full, fair, accurate, timely and understandable disclosure in reports.
	C.	An employee shall exercise diligence and thoroughness in making investment recommendations to Clients, or in taking investments action for Clients.
	D.	An employee shall have a reasonable and adequate basis for such recommendations and actions, supported by data and research.
	E.	An employee shall make diligent efforts to avoid any material misrepresentation in any report or investment.
	F.	Each employee shall maintain appropriate records to support recommendations and to document trading activity.
	G.	Employees shall consider the specific needs and requests of individual Clients when making investment decisions.
	H.	Employees shall distinguish between facts and opinions when presenting investment recommendation. All data must include time frame, assumptions, and cite sources.
	I.	Employees shall disclose to Clients the basic format and principles of the investment process by which securities are selected and portfolios constructed and shall promptly disclose to Clients any changes that might significantly affect those processes.
	J.	An employee shall not make any statements, orally or in writing, which misrepresent 1) the services the firm is capable of performing, 2) the qualifications of such employee or the firm, and/or 3) the expected performance of an investment.
	K.	An employee shall not make, orally or in writing, statements which misrepresent the investment performance that the employee or the firm has accomplished or can reasonably be expected to achieve.
	L.	An employee shall make every reasonable effort to ensure that all performance information communicated to Clients is fair, accurate, and complete.
	M.	An employee shall act fairly with all Clients when disseminating information or taking action.
III.	Relationships with Others
	A.	Employees shall preserve the confidentiality of information communicated by a Client concerning matters within the scope of the confidential relationship, unless that information concerns illegal activities on the part of the Client.
	B.	Employees shall take care to maintain independence and objectivity.
IV.	Professional Misconduct
	A.	Employees shall not commit a criminal act that upon conviction materially reflects adversely on his honest, trustworthiness, or fitness to the financial industry.
	B.	Employees shall not engage in conduct involving dishonesty, fraud, deceit, or misrepresentation.
	C.	Employees shall promptly report any suspected violations to appropriate persons inside the Company.
	D.	Employees shall be held accountable for adhering to the Code of Ethics.
V.	Personal Securities Transactions
A. Employees are required to conduct all Personal Securities Transactions in compliance with this Code of Ethics and should not take any action in connection with Personal Securities Transactions that could cause the appearance of unfairness or impropriety relative to Clients.
B.	Ambiguous situations should be brought to the attention of the Chief Compliance Officer and should be resolved in favor of Clients' interests.
C.	Employees must also: (i) have all Personal Securities Transactions involving Pre- Cleared Securities pre-approved; (ii) report all their Personal Securities Transactions involving Reportable Securities to the Company periodically; and (iii) certify their compliance with this Code on at least an annual basis in the form attached hereto as
EXHIBIT D-1.
D.	Employees may only effect a Personal Securities Transaction in a Pre-Cleared Security if it has been pre-approved by the Chief Compliance Officer.
E.	The Chief Compliance Officer will examine the impact of any proposed Personal Securities Transaction involving a Pre-Cleared Security in light of the provisions of this Code and the facts and circumstances surrounding the proposed transaction. In the event that an employee effects an unapproved or otherwise prohibited Personal Securities Transaction in a Pre-Cleared Security, such employee may be required at the discretion of the Chief Compliance Officer to close out his or her position in the Pre-Cleared Security and to disgorge any profit from the transaction. Such activity may subject the employee to additional reprimand, up to and including termination of such Access Person’s employment.
F.	The Chief Compliance Officer’s prior written approval is required for each Personal
Securities Transaction involving Pre-Cleared Securities. A written Personal Securities Transaction Approval Form, substantially in the form attached hereto as EXHIBIT D-2, setting forth the details of the transaction should be used to obtain such approval. The Chief Compliance Officer shall promptly notify the Access Person of approval or denial of clearance for such transaction by indicating such action on the Approval Form and returning it to the Access Person. Pre-approval must be obtained prior to the execution of the proposed Personal Securities Transaction in a Pre-Cleared Security.
The Company will maintain a written record of any proposed Personal Securities
Transaction to be effected on behalf or for the benefit of himself or herself.
G.	Employees may not purchase and sell, or sell and purchase the same Sub-Advised Mutual
Fund in any 30-day period, regardless of whether those transactions occurred in a single account (e.g., a brokerage account, a 401(k) account) or across multiple accounts in which the employee has beneficial interest. This prohibition will not apply with respect to automatic reinvestments of dividends, income or interest received from the Sub-Advised Mutual Fund.

VI. Reporting Requirements

A. Initial Securities Holdings Report. Within 10 days of the date an Access Person of the Company first becomes an Access Person, such Access Person must submit a report to the Company listing all Reportable Securities and Securities accounts in which he or she has a direct or indirect Beneficial Ownership.

B. Annual Securities Holdings Report. Within 30 days after the end of each calendar year, each Access Person shall submit a report to the Company listing all Reportable Securities and Securities accounts in which such Access Person has a direct or indirect Beneficial Ownership, as of December 31st of such year.

C. Securities Holdings Report. Each Securities Holdings Report required to be delivered by this Code shall be substantially in the form attached hereto as EXHIBIT D-3.

D. Quarterly Securities Transaction Reports. Within 30 days after the end of each calendar quarter, each Access Person must either (I) submit a report to the Company listing information about each transaction involving a Reportable Security in which such Access Person had, or as a result of the transaction, acquired, direct or indirect Beneficial Ownership during such calendar quarter or (II) comply with Section VI.E below. Each Quarterly Securities Transaction Report required to be delivered by this Code shall be substantially in the form attached hereto as EXHIBIT D-4. If an Access Person had no reportable transactions or did not open any new Securities accounts during the applicable quarter, such Access Person must still submit a report stating such.

E. Brokerage Statements. All Access Persons who do not comply with Section VI.D, must have copies of all monthly account statements relating to Personal Securities Transactions in all Securities accounts in which the Access Person had a direct or indirect Beneficial Ownership interest sent directly to the Company no later than 30 days after the end of each calendar quarter.

F. The requirements set forth in this Section IV do not require any Access Person to submit any report with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control or any transaction report with respect to transactions effected pursuant to an automatic investment plan.

G. All reports and any other information will be treated as confidential unless such information is required to be disclosed to certain regulatory or other authorities by operation of law.

VII. Conflicts of Interest.

Employees must place the interests of the Company’s Clients first. As a fiduciary, an employee must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company’s Clients. An employee may not cause a Client to take action, or not to take action, for his or her own personal benefit rather than the benefit of the Client.

A. Priority of Transactions

• An employee shall ensure that transactions for customers and employer have priority over transactions or other investments of which he or she is a beneficial owner, so that personal investments do not adversely affect Client transactions.

• An employee, when making investment recommendations, or taking investment actions, shall disclose to Clients any material conflict of interest relating to the employee, and any material beneficial ownership of securities or other investments that could reasonably be expected to impair the employee’s ability to render unbiased and objective advice.
B.	Compensation
An employee shall inform his or her customers, Clients and employer of compensation or other benefit arrangements in connection with services provided to them, which are in addition to compensation from them for such services.
An employee shall make proper disclosure to a prospective Client or customer of any consideration paid or other benefit delivered to others for recommending his services to that prospective Client or customer.
An employee shall not undertake independent practice which could result in compensation or other benefit in competition with the Company or its affiliate unless he or she has received written consent from both his employer and the person for whom he undertakes independent employment.
C.	Gifts and Entertainment
employee may accept or offer gifts and/or meals and entertainment from or entities that currently or may in the future do business with the Company the entertainment is valued at less than $1,000 per person, per year or the are valued at less than $100 per person, per year. Discretion should be used in invitations for dinners, entertainment, golf outings, sporting events, and other events. Under no circumstances shall any employee accept and/or hotel accommodations from any person or entity doing business with
Company or accept or offer any gifts, favors or gratuities that could be viewed influencing decision-making or otherwise could be considered as creating a of interest on the part of the recipient.
D.	Outside Business Activities
employee may serve on the board of directors or other governing board of any entity, unless he or she has received the prior written approval of the
CCO. Approval will not be given unless a determination is made that the service on the board would be consistent with the interests of the
Clients. Employee shall report all other outside business activities on the Annual Activity Questionnaire attached hereto as EXHIBIT A-3 as in the Policy Regarding Compliance Monitoring.
E.	Prohibition on Brokerage for Fund Sales
accordance with Rule 12b-1(h)(1) promulgated under the Investment Company neither the Company nor any of its affiliates may compensate any for any promotion or sale of a Sub-Advised Mutual Fund’s shares by to the broker/dealer (i) the Sub-Advised Mutual Fund’s portfolio or (ii) any remuneration, including but not limited to any commission, mark-down or other fee (or portion thereof) received or to be received the Sub-Advised Mutual Fund’s portfolio transactions effected through any broker/dealer. This policy does not prohibit the Company from executing transactions through broker/dealers who also promote or sell the Sub-
Mutual Fund’s shares so long as both the following requirements are met:

• The persons responsible for selecting broker/dealers to effect the Sub-Advised Mutual Fund’s portfolio transactions (“trading responsible personnel”) do not take into account, in making those decisions, broker/dealers’ promotion or sales of the Sub-Advised Mutual Fund’s shares.
• The Sub-Advised Mutual Fund, the Company and the Sub-Advised Mutual Fund’s principal underwriter do not enter into any formal or informal written or oral agreement or other understanding under which the Sub-Advised Mutual Fund or the Company directs, or is expected to direct, brokerage transactions or revenue generated by those transactions to a selling broker/dealer in recognition of the promotion or sale of the Sub-Advised Mutual Fund’s shares.
To the extend any of the Company’s employees acquire access to information about the amount of shares of the Sub-Advised Mutual Fund sold by a particular broker/dealer, such employees are prohibited from sharing such information with the Company’s trading responsible personnel.
VIII.	Code Enforcement
The Chief Compliance Officer and the Company’s compliance department shall:
	A.	primarily responsible for administering and enforcing the provisions of this Code.
	B.	maintain a current list of all Access Persons; supervise, implement and enforce the terms of this Code; provide each Access Person with a current copy of this Code of Ethics and any amendments thereto; notify each person who becomes an Access Person of the reporting requirements and other obligations under this Code of Ethics at the time such person becomes an Access Person; require each Access Person to provide a signed Certificate of Compliance with the Code of Ethics attached hereto as EXHIBIT D-1;
	C.	determine whether any particular Personal Securities Transactions should be exempted pursuant to the provisions of this Code of Ethics;
	D.	maintain files of statements and other information to be reviewed for the purpose of monitoring compliance with this Code of Ethics, which information shall be kept confidential by the Company, except as required to enforce this Code of Ethics, or to participate in any investigation concerning violations of applicable laws;
	E.	review all Securities Holdings Reports required to be provided by each Access Person pursuant to this Code of Ethics: (a) for each new Access Person, to determine if any conflict of interest or other violation of this Code of Ethics results from such person becoming an Access Person; and (b) for all Access Persons, to determine whether a violation of this Code of Ethics has occurred;
	F.	review on a quarterly basis all Securities reported on the Quarterly Securities Transaction Reports required to be provided by each Access Person pursuant to this Code of Ethics for such calendar quarter to determine whether a Code of Ethics violation may have occurred;
	G.	review any other statements, records and reports required by this Code of Ethics; and
	H.	review on a regular basis and update as necessary, this Code of Ethics.
IX.	Violations of this Code of Ethics
	A.	If the Chief Compliance Officer determines that a violation of this Code of Ethics has occurred, the Chief Compliance Officer shall prepare a record of explanatory material regarding such violation and shall immediately take remedial or corrective action in consultation with senior management if necessary. The Chief Compliance

Officer shall ensure that another employee monitors the CCO’s own Securities holdings and transactions in accordance with the reporting requirements set forth in this Policy.
	B.	If the Chief Compliance Officer finds that an Access Person has violated this Code of Ethics, the Chief Compliance Officer will discuss with Senior Management of the Company and potentially impose sanctions appropriate in view of the facts and circumstances. Sanctions with respect to any Access Person may include written warning, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the offending Access Person. In addition, the Company reserves the right to require the offending Access Person to reverse, cancel or freeze, at the Access
Person’s expense, any transaction or position in a specific Security if the Company believes the transaction or position violates this Code of Ethics and/or the
Company’s general fiduciary duty to its Clients, or otherwise appears improper.
X.	Freedom to Report Violations
	A.	All employees, contractors, subcontractors or agents are required to promptly report “apparent” or “suspected” violations in addition to actual or known violations of this Code as well as the overall Manual to the Company’s CCO. Examples of the types of reporting required include, but are not limited to, noncompliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the operating entity’s business; material misstatements in regulatory filings, internal books and records, client records or reports; activity that is harmful to clients, including shareholders of any collective investment vehicle; and deviations from required controls and procedures that safeguard clients and the operating entity. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.
Employees are encouraged to seek advice from the Company’s CCO with respect to any action which may violate the Code.
	B.	Any Reporting Person believing a violation is occurring or has occurred is encouraged to report that information to the Company’s CCO. Except as may be required by applicable law, the CCO shall keep the name of the Reporting Person confidential.
	C.	Upon receiving information about a suspected violation, the CCO shall undertake a preliminary investigation to determine if the information can be substantiated.
Reporting Persons will be kept informed of the status of the investigation by the CCO. The CCO will report details of the violation to the persons under investigation, appropriate management, and as necessary, other appropriate U.S. federal and state regulatory and law enforcement authorities.
	D.	In order to monitor whether the Reporting Person is being subjected to reprisals or retaliation, the CCO shall from time to time contact the Reporting Person to determine whether any changes in the Reporting Person’s work situation has occurred as a result of providing such information. If the CCO determines that any reprisal or retaliation has occurred, a report of this shall be made to the Management
Committee.
	E.	Any Reporting Person who feels he or she has been the subject of reprisal or retaliation because of his or her providing information should immediately notify the CCO.

F.	Any employee who is dissatisfied with the results of any internal investigation initiated because of their report retains their right to report any good faith violation to appropriate U.S. federal and state regulatory and law enforcement authorities.
G.	The Company and its officers, employees, contractors, subcontractors and agents are prohibited from discharging, demoting, suspending, threatening, harassing, or in any other manner discriminating against Reporting Persons in the terms and conditions of employment because of any lawful act done by Reporting Persons to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the Reporting Persons reasonably believes constitutes a violation. Reporting Persons have the option, and are encouraged to report any violation to the CCO with confidentiality. This policy is intended to create an environment where employees can act without fear of reprisal or retaliation.

XI. Recordkeeping

The Company will maintain records in accordance with the Company’s

Recordkeeping Policy, and specifically shall maintain:

  a copy of this Code of Ethics and any other preceding Code of Ethics that, at any time within the past 5 years, has been in effect in an easily accessible place;
  a record of any Code of Ethics violation and of any sanctions imposed for a period of not less than 5 years following the end of the fiscal year in which the violation occurred, the first 2 years in an easily accessible place;
  a copy of each report made by an Access Person under this Code of Ethics for a period of not less than 5 years from the end of the fiscal year in which it is made, the first 2 years in an easily accessible place;
  a record of all persons who are, or within the past 5 years have been, required to submit reports under this Code of Ethics, or who are or were responsible for reviewing these reports for a period of at least 5 years after the end of the fiscal year in which the report was submitted, the first 2 years in an easily accessible place; and
  record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of Pre-Cleared Securities, for a period of at least 5 years after the end of the fiscal year in which the approval is granted, the first 2 years in an easily accessible place.
  Copies of all written acknowledgements of the Code of Ethics for all employees, attached hereto as EXHIBIT D-1.
XII.	Definitions
	A.	“Access Person” means any employee who: (i) has access to non-public information regarding any Client’s purchase or sale of Securities (as defined below); or (ii) is involved in making Securities recommendations to Clients, or has access to such recommendations that are non-public. For purposes of this Manual, all employees of the Company are considered to be “Access Persons.”
	B.	“Beneficial Ownership” means an interest in a Security for which Access Person or any member of the Access Person’s immediate family (i.e., anyone residing in the same household or to whom the Access Person of other member of such immediate family provides significant financial support), directly or indirectly, through any contract arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest. For purposes of this Code, the term
“Beneficial Ownership” is interpreted in the same manner as it would be under Rule
16a-1(a)(2) promulgated under the Securities Exchange Act of 1934 in determining whether a person has Beneficial Ownership of a Security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

C. “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange

Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to registered investment advisers, and any rules adopted thereunder by the SEC or by the Department of Treasury.

D. “Securities Holdings Report” means a report substantially in the form attached hereto as EXHIBIT D-3.

E. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

F. “Limited Offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

G. “Personal Securities Transactions” means any transaction in which an Access Person or his or her immediate family (as described herein) acquires or disposes of a Security in which the Access Person has or gains a direct or indirect Beneficial Ownership interest.

H. “Pre-Cleared Security” means any Security to be acquired in an Initial Public Offering or in a Limited Offering or any Security to be acquired in any collective investment vehicle managed, affiliated with or associated in any way with the Company or its affiliates.

I. “Quarterly Securities Transaction Report” means a report substantially in the form attached hereto as EXHIBIT D-4.

J. “Reportable Security” means any Security other than: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; shares issued by registered open-end investment companies (other than that are affiliated with the Company); or (iv) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies (none of which are affiliated with the Company).

K. “Reporting Person” means any person who reports that a violation is occurring or has occurred to the Company’s CCO.

L. “Security” has the meaning as defined in Section 202(a)(18) under the Advisers Act. M. “Sub-Advised Mutual Fund” means any investment company registered under the Investment Company Act that is sub-advised by the Company.

N. “Personal Securities Transaction Approval Form” means a form substantially in the form attached hereto as EXHIBIT D-2.

POLICY REGARDING INSIDER TRADING

     Every employee of the Company (each, an “Employee”) must read and retain a copy of this policy regarding insider trading (this “Insider Trading Policy”). Any questions regarding this Insider Trading Policy should be referred to the Chief Compliance Officer.

General Insider Trading Policy Statement

     It is illegal for persons to trade or recommend trades in a security while using (or even, in some cases, while merely possessing) material non-public information about that security or its issuer. It is the Company’s policy to conduct our business in full compliance with applicable law, and to ensure that all Employees do so as well. This Insider Trading Policy sets forth the legal prohibitions and procedures all Employees must observe to comply with applicable law regarding insider trading.

     This Insider Trading Policy applies to every Employee and extends to activities both within and outside the scope of their duties at the Company. The Company forbids any Employee from engaging in any activities that would be considered to be “insider trading.”

     The term “insider trading” is not defined in Federal Securities Laws, but generally is understood to prohibit the following activities:

(i)	trading by an insider, while in possession of material non-public information;
(ii)	trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;
(iii)	recommending the purchase or sale of securities while in possession of material non-public information; or
(iv)	communicating material non-public information to others (i.e., “tipping”).

     The Company forbids any Employee from: (i) trading either personally or on behalf of others, including Clients, based on material non-public information; (ii) communicating material non-public information to others in violation of applicable law; or (iii) knowingly assisting someone engaged in these activities. All information relating to the Company’s activities, including investment analyses, investment recommendations, and proposed and actual investments for the Company and our Clients, is proprietary to the Company and must be kept confidential. Where such information is material, it should be treated as material non-public information; that is, Employees must not trade on it for their own accounts, and, without the approval of the Chief Compliance Officer in writing, must not disclose it to anyone inside or outside the Company who does not need the information in the course of our business.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Insider Trading Policy, you have any questions, please consult with the Chief Compliance Officer.

Who is an Insider?

     The concept of “insider” is broad and includes officers, directors, partners, members and other employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, financial advisors, bank lending officers, and the employees of these organizations. In addition, the Company and its Employees may become temporary insiders of a company that the Company advises or for which the Company performs other services. According to the U.S. Supreme Court, before an outsider will be considered a temporary insider for these purposes, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must, at least, imply such a duty.

What is Material Information?

     Trading, tipping, or recommending securities transactions while in possession of non-public information is illegal if the information is “material.” Generally, information is considered material if: (i) there is a substantial likelihood that a reasonable Investor would consider it important in making his or her decision to buy, sell or hold a company’s securities; or (ii) it is reasonably certain to have a material effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to, the following: dividend changes, earnings estimates, changes in previously released earnings estimates, a joint venture, executive turnover, the borrowing of significant funds, a major labor dispute, merger or acquisition proposals or agreements, major litigation, liquidity problems, significant new products, services, or contracts, the cancellation or loss of significant orders, products, services or contracts, and extraordinary management developments. For information to be considered material it need not be so important that it would have changed an Investor’s decision to purchase or sell particular securities; rather it is enough that it is the type of information on which reasonable Investors rely in making purchase or sale decisions. The materiality of information relating to the possible occurrence of any future event would depend on the likelihood that the event will occur and its significance if it did occur.

     Material information does not have to relate to a company’s business, but can also relate to events or circumstances affecting the market for a company’s securities. For example, certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security has been considered material.1

What is Non-Public Information?

     All information is considered non-public until it has been effectively communicated to the marketplace. In other words, information is considered non-public until some fact exists that shows that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Information in bulletins and research reports disseminated by brokerage firms is also generally considered to be public information.

Bases for Liability

     In order to be found liable for insider trading, a person must either: (i) have a fiduciary relationship with the other party to the transaction and have breached the fiduciary duty owed to that other party; or (ii) have misappropriated material non-public information from another person.

Fiduciary Duty

     Insider trading liability may be imposed on the theory that the insider breached a fiduciary duty to a company. The U.S. Supreme Court held that there is no general duty to disclose before trading on material non-public information, and that such a duty arises only where there is a fiduciary relationship. However, non-insiders can acquire the fiduciary duties of insiders in certain other circumstances:

1

     U.S. v. Carpenter, 791 F.2d 1024 (2d Cir. 1986), aff’d, 484 U.S. 19 (1987), (The Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not. Affirmed without opinion by an evenly divided court with respect to the charge of insider trading based on the “misappropriation” theory).

(i) they can enter into a confidential relationship with the company through which they gain the information (e.g., attorneys, accountants, etc.); or (ii) they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they were aware, or should have been aware, that they had been given confidential information by an insider that violated his or her fiduciary duty to the company’s shareholders by providing such information to an outsider. However, in the “tippee” situation, a breach of duty occurs only where the insider personally benefits, directly or indirectly, from the disclosure. Such benefit does not have to be pecuniary, and can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

Misappropriation

     Another basis for insider trading liability is the “misappropriation” theory. Under the misappropriation theory, liability is established when trading occurs as a result of, or based upon, material non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, the court held that a columnist for The Wall Street Journal had defrauded the publication when he obtained information that was to appear in the publication and used such information for trading in the securities markets. The court held that the columnist’s misappropriation of information from his employer was sufficient to give rise to a duty to disclose such information or abstain from trading thereon, even though the columnist owed no direct fiduciary duty to the issuers of the securities described in the column or to purchasers or sellers of such securities in the marketplace. Similarly, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory.

Penalties for Insider Trading

     Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she did not personally benefit from the violation. Penalties may include:

(i)	civil injunctions;
(ii)	criminal penalties for individuals of up to $1 million and for “non-natural persons” of up to $2.5 million plus, for individuals, a jail term of up to 10 years;
(iii)	disgorgement of profit gained or loss avoided;
(iv)	civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
(v)	civil penalties for the employer or other controlling person of up to the greater of $1 million per violation and three times the amount of the profit gained or loss avoided as a result of each violation; and
(vi)	a permanent bar, pursuant to the SEC’s administrative jurisdiction, from employment or other association with any broker, dealer, investment company, investment adviser, or municipal securities dealer.

     In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions by the Company, including dismissal for cause, suspension without pay, loss of bonus, loss of severance benefits, demotion or other sanctions. ANY SEC INVESTIGATION, EVEN ONE THAT DOES NOT RESULT IN CRIMINAL OR CIVIL PROSECUTION, CAN IRREPARABLY DAMAGE THE COMPANY’S REPUTATION AND AN INDIVIDUAL’S CAREER. IT IS ESSENTIAL TO AVOID EVEN THE APPEARANCE OF IMPROPRIETY.

Implementation of the Insider Trading Policy Procedures

     The following procedures have been established to aid Employees in avoiding insider trading, and to aid the Company in preventing and detecting insider trading. Every Employee must follow these procedures or risk serious sanctions, as described above. If you have any questions about these procedures, please consult the Chief Compliance Officer.

Identifying Insider Information

     Before trading for yourself or others in the Securities of a company about which you may have potential insider information, or revealing such information to others, or making a recommendation based on such information, you should ask yourself the following questions:

(i)	Is the information material? Is this information that an Investor would consider important in making an investment decision? Is this information that would materially affect the market price of the Securities if generally disclosed?
(ii)	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation, appearing on wire services or electronic media, or has it otherwise been made available to the public?

     If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information may be material and non-public, you should take the following steps.

(i) Report the matter promptly to the Chief Compliance Officer. In consulting with the Chief Compliance Officer, you should disclose all information that you believe may bear on the issue of whether the information you have is material and non-public so that appropriate security procedures can be implemented.

(ii) Refrain from purchasing or selling Securities with respect to such information, or recommending any transaction in any Securities of the subject company, on behalf of yourself or others.

(iii) Refrain from communicating the information inside or outside the Company, other than to the Chief Compliance Officer, especially in public hallways, elevators, restaurants, taxis or any other place where you may be overheard.

     After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading, recommending, or communication, or you will be allowed to trade, recommend and communicate the information. In appropriate circumstances, the Chief Compliance

Officer will consult with the Company’s legal counsel as to the appropriate course to follow.

Personal Securities Trading

     All Employees of the Company must adhere to the Company’s Code of Ethics in all respects, including with respect to Securities transactions effected for their own accounts, accounts over which they have a direct or indirect Beneficial Ownership interest, and accounts over which they exercise any direct or indirect control or influence. Please refer to the Code of Ethics as necessary.

Resolving Issues Concerning Insider Trading

     If, after consideration of the items set forth herein under Implementation of the Company Insider Trading Policy Procedures and Identifying Insider Information above, doubt or ambiguity remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, please promptly discuss such matters with the Chief Compliance Officer before trading on or communicating the information in question to anyone.

Supervisory Procedures

     The Chief Compliance Officer is primarily responsible for administering and enforcing the provisions of this Insider Trading Policy. The supervisory procedures set forth below are reasonably designed to prevent and detect insider trading.

Prevention of Insider Trading

In addition to the prior approval and reporting procedures specified in the Company’s Code of

Ethics, the following measures have been implemented to prevent insider trading by Employees:

(i) each Employee will be provided with a copy of the Insider Trading Policy and shall execute EXHIBIT E attached hereto;

(ii) the Chief Compliance Officer will answer questions regarding this Insider Trading Policy and all procedures relating thereto;

(iii) the Chief Compliance Officer will resolve issues of whether information received by an Employee is material and non-public;

(iv) the Chief Compliance Officer will review on a regular basis, and update as necessary, this Insider Trading Policy;

(v) whenever it has been determined that an Employee has material non-public information regarding a particular Security, the Chief Compliance Officer will:

(a)	implement measures to prevent dissemination of such information; and
(b)	restrict Employees from trading in that particular Security by providing written notice to all Employees that trading in such Security is restricted).

Detection of Insider Trading

     To detect insider trading, the Chief Compliance Officer will: (i) review the securities transaction reports filed by each Employee pursuant to the Company’s Code of Ethics and (ii) coordinate the review of such reports with legal counsel when the Chief Compliance Officer has reason to believe that material non-public information has been provided to certain Employees.

Confidential Reports

     Promptly upon learning of a potential violation of this Insider Trading Policy, the Chief Compliance Officer will prepare a confidential written report providing full details and recommendations for further action. Such report shall be kept in accordance with the Policy Regarding Recordkeeping.

EXHIBIT D-1

CERTIFICATE OF COMPLIANCE
FOR
THE CODE OF ETHICS

_____________________________
Name of Access Person (please print)

     This is to certify that the Code of Ethics of P/E Global LLC (the “Company”) was distributed to me on ____________________. I have read and understand this Policy. I certify that I have complied with this Policy during the course of my employment by, or association with, the Company, and that I will continue to adhere to this Policy during the course of my employment or association in the future. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of this Policy of which I became aware.

     I understand that a violation of this Policy is grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

_____________________________________
Signature

_____________________________________
Date

PLEASE RETURN A SIGNED ORIGINAL OF THIS DOCUMENT TO THE CHIEF COMPLIANCE OFFICER.

EXHIBIT D-2

PERSONAL SECURITIES TRANSACTION APPROVAL FORM

Name of Access Person: _____________________________________

Name of person on whose behalf trade is being executed (if different from named Access Person)

Details of Proposed Transaction:	Purchase	/	Sale
Date of Transaction
Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share/Units*
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Do you, or, to your knowledge, does anyone at the Company, possess material, non-public information about the issuer? Yes ____ No _____

Is the aggregate trade amount of the proposed personal securities transaction $10,000 or less?

Yes ____ No _____

To the best of your knowledge, is the security you wish to buy or sell an equity security with a market

capitalization of over $ 2 billion?*	Yes	No
* Quoted at time of request.

To the best of your knowledge, is the security you wish to buy or sell an equity security that is listed on the New York Stock Exchange, American Stock Exchange, NASDAQ or regional U.S. stock exchange?

Yes ____ No _____

Date of Request: _______________________

You☐ may /☐ may not execute the proposed Personal Securities Transaction described above.

__________________________________
Chief Compliance Officer

Date of Response:

EXHIBIT D-3

INITIAL AND ANNUAL SECURITIES HOLDINGS
REPORT

Capitalized terms defined in the Code of Ethics shall have the meanings set forth therein.

     In accordance with the Company’s Code of Ethics, you must provide a list of all Reportable Securities and Securities accounts in which you have direct or indirect Beneficial Ownership. This includes not only Reportable Securities held by a broker, but also Reportable Securities held at home, in safe deposit boxes, by an issuer or in any other manner. This report must be completed and submitted to the Chief Compliance Officer, no later than 10 days after you become an Access Person and within 30 days of the end of each calendar year thereafter. The information contained in this report must be current as of a date no more than 30 days prior to the date this report is submitted.

(1)	Name:____________________________________________________________________________
(2)	If different than (1) above, name of person in whose name the Reportable Security or Securities account is held:___________________________________________________________
(3)	Below is a list of all Reportable Securities in which I had direct or indirect Beneficial Ownership (copies of brokerage statements may be provided in lieu of filling out this Schedule).
“Reportable Security” means any Security other than: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; shares issued by registered open-end investment companies (other than that are affiliated with the Company); or (iv) shares issued by unit investment trusts that are invested exclusively in one or more registered open

Security	Interest	Number of	Value	Account	Broker-
(title, type,	Rate and	Shares	(principal	Number	Dealer/Bank
ticker	Maturity		amount)
symbol	Date (as
and/or	applicable)
CUSIP #, as
applicable)

(4)	Below is a list of any Broker/Dealer/Bank where I had direct or indirect Beneficial Ownership in an account that holds only Securities which are not “Reportable Securities” (open end mutual funds that are not advised by the Company etc.):

Broker/Dealer/Bank

You may attach your recent account statements listing the Reportable Securities in that account.

(Attach separate sheet(s) if necessary)

Please check off one:

☐	I certify that this report and the attached statements (if any) constitute all of the Reportable Securities and Securities accounts in which I had direct or indirect Beneficial Ownership.
☐	I certify that I do not have any direct or indirect Beneficial Ownership of any Reportable Securities or Securities accounts at this time.

Signature

Print Name

Date report is submitted:

Please submit this Report to the Chief Compliance Officer.

For Use by the Chief Compliance Officer Only

__________________________________________
Certified Date Time

EXHIBIT D-4

QUARTERLY SECURITIES TRANSACTION REPORT

     Capitalized terms used herein shall have the meanings as provided in the Compliance Manual and Code of Ethics of P/E Global LLC (the “Company”). As an Access Person of the Company, if you do not provide copies of brokerage statements for accounts for which have direct or indirect Beneficial Ownership of Reportable Securities, you must provide information about each transaction involving a Reportable Security in which you had direct or indirect Beneficial Ownership during the last calendar quarter. This report must be completed and submitted to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter.

(1)	Name: ___________________________________________________________________
(2)	If different than (1) above, name of person in whose name the Reportable Security or Securities account is held:_________________________________________________
(3)	Below is a list of any Reportable Securities transactions during the last calendar quarter that are covered by the reporting requirements set forth in the Company’s Compliance Manual and Code of Ethics. Copies of brokerage statements may be provided in lieu of filling out this Report. “Reportable Security” means any Security other than: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; shares issued by registered open-end investment companies (other than that are affiliated with the Company); or (iv) shares issued by unit investment trusts that are invested exclusively in one or more registered open.

Date of	Buy/Sell	Security	Interest	Number	Value	Price	Broker-
Transaction		(title,	Rate and	of	(principal		Dealer/Bank
		type,	Maturity	Shares	amount)
		ticker	Date (as
		symbol	applicable)
and/or
CUSIP #, as
applicable)

(4)	Below is a list of all Securities accounts I opened this quarter. This includes accounts which hold Reportable Securities and/or Securities which are not Reportable Securities (open end mutual funds that are not advised by the Company etc.):

Broker/Dealer/Bank

Date Account Opened

(Attach separate sheet(s) if necessary)

Please check off one:

     With respect to transactions in Reportable Securities that are covered by the reporting requirements set forth in the Company's Compliance Manual and Code of Ethics (initial one):

☐	The undersigned has not engaged in any transactions in Reportable Securities that must be reported pursuant to the Company's Compliance Manual and Code of Ethics.
☐	The undersigned has listed all transactions in Reportable Securities that must be reported pursuant to the Company's Compliance Manual and Code of Ethics.

I acknowledge and agree that all Securities transactions have been executed in accordance with all of the requirements and principles set forth in the Company's Compliance Manual and Code of Ethics.

Signature _______________________________

Print Name _____________________________

Date report is submitted:__________________

Please submit this Report to the Chief Compliance Officer.

For Use by the Chief Compliance Officer Only

Certified

Date

Time

EXHIBIT E

CERTIFICATE OF COMPLIANCE
FOR
THE POLICY REGARDING INSIDER TRADING

_____________________________
Name of Access Person (please print)

     This is to certify that the Policy Regarding Insider Trading of P/E Global LLC (the “Company”) was distributed to me on _________________. I have read and understand this Policy. I certify that I have complied with this Policy during the course of my employment by, or association with, the Company, and that I will continue to adhere to this Policy during the course of my employment or association in the future. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of this Policy of which I became aware.

     I understand that a violation of this Policy is grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

_____________________________________
Signature

_____________________________________
Date

PLEASE RETURN A SIGNED ORIGINAL OF THIS DOCUMENT TO THE CHIEF COMPLIANCE OFFICER.